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                                 FORM 8-A/A-2

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      Shared Medical Systems Corporation
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            (Exact Name of Registrant as Specified in Its Charter)

               Delaware                                       23-1704148
----------------------------------------                 -------------------
(State of Incorporation or Organization)                 (I.R.S. Employer
                                                         Identification no.)

51 Valley Stream Parkway, Malvern, Pennsylvania                 19355
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  (Address of Principal Executive Offices)                    (Zip Code)

  If this form relates to the             If this form relates to the
  registration of a class of securities   registration of a class of securities
  pursuant to Section 12(b) of the        pursuant to Section 12(g) of the
  Exchange Act and is effective           Exchange Act and is effective
  pursuant to General Instruction         pursuant to General Instruction
  A.(c), please check the following box.  A.(d), please check the following box.
  [_]                                     [X]

Securities Act registration statement file number to which this form relates:___________
  (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

  None.

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Junior Participating Preferred Stock

                               (Title of Class)
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     This Form 8-A/A-2 amends the Form 8-A filed by Shared Medical Systems
Corporation (the "Company") on May 15, 1991, relating to the Company's shareholder rights plan, as previously amended by Form 8-A/A filed by the Company on March 28, 2000.

Item 1.  Description of Registrant's Securities to be Registered.

     The Company and Pittsburgh National Bank, as rights agent, entered into the Rights Agreement, dated as of May 1, 1991, as amended by the Company and ChaseMellon Shareholder Services, L.L.C. (successor rights agent to Pittsburgh National Bank), by Amendment No. 1 to Rights Agreement, dated as of March 27, 2000. Effective as of May 1, 2000, the Company and ChaseMellon Shareholder Services, L.L.C. entered into Amendment No. 2 to the Rights Agreement ("Amendment No. 2") which provides that, notwithstanding any other provision of the Rights Agreement, neither the execution and delivery of the Agreement and Plan of Merger, by and among the Company, Siemens Corporation and Autobahn Acquisition Corporation, dated as of April 30, 2000, as the same may be amended from time to time, nor the performance thereof in accordance with its terms, nor any of the transactions contemplated thereby, shall cause Siemens Corporation or Autobahn Acquisition Corporation (or any Affiliate or Associate of either of them) to become an Acquiring Person or an Adverse Person or cause a Distribution Date or constitute or cause a Triggering Event, or otherwise result in the grant of any Rights to any person under the Rights Agreement or require any outstanding Rights to be exercised, distributed or triggered. Amendment No. 2 also amends certain provisions concerning the Rights Agent. (Capitalized terms used have the same respective meanings as in the Rights Agreement.)

     The foregoing description of the amendment to the Company's rights plan is qualified in its entirety by reference to Amendment No. 2, a copy of which is filed as an exhibit to the Company's Current Report on Form 8-K dated May 1, 2000.

Item 2.  Exhibits

1. Amendment No. 2 to Rights Agreement, dated as of May 1, 2000, between Shared Medical Systems Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.*
_______________

* Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated May 1, 2000.

                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        SHARED MEDICAL SYSTEMS CORPORATION



Date: May 9, 2000                       By: /s/ Terrence W. Kyle
                                            --------------------
                                                Terrence W. Kyle
                                                Senior Vice President,
                                                Chief Financial Officer,
                                                Treasurer and Assistant
                                                Secretary

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                                 EXHIBIT INDEX


Exhibit No.         Description
-----------         -----------

1. Amendment No. 2 to Rights Agreement, dated as of May 1, 2000, between Shared Medical Systems Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.*
_______________

* Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated May 1, 2000.

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